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                                                                   EXHIBIT 10.19


November 20, 1996



Mr. Archie Miller
40 Lyndon, Road
Wrentham, MA 02093


Dear Archie:

I am pleased to provide you with the terms and conditions of your anticipated employment by Number Nine Visual Technology Corporation (the "Company").

Position Your initial position will be Senior Vice President of Worldwide Sales reporting to the President and Chief Operating Officer. In addition to performing duties and responsibilities associated with this position, you will be expected to perform such other duties and responsibilities that may be assigned to you by the Company from time to time. As a full-time employee of the Company, you shall devote your full business time and energies to the business and affairs of the Company.

Starting Date/Nature of Relationship Your employment with the Company shall commence on or around December 23, 1996. No provision of this letter shall be construed to create an express or implied employment contract for a specific period of time. Either you or the Company may terminate the employment relationship at any time for any reason.

Salary/Rate of Pay   Your initial salary will be $6,250 per pay period, paid
twice a month annualized at $150,000.

Bonus   You will be eligible to participate in a bonus program with the opportunity to realize $75,000 annually at 100% of target. The bonus plan will include accelerators for sales performance over 100%. The bonus plan will have no cap. The targets will be mutually negotiated and agreed upon. $14,063, which represents 75% of one quarter of the bonus, will be guaranteed.
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Stock Options  The Company will grant you an option to purchase 100,000 shares of common stock at a purchase price equal to the fair market value calculated on your first day of employment. The options will vest over four years with 25% vesting at the end of each full year of employment with the Company and will be subject to the terms of the Company's option agreement. Should there be a sale of all or substantially all of the outstanding capital stock or assets of the Company, or a merger or other transaction involving a transfer of all or substantially all of the beneficial ownership of the Company prior to the vesting of these options then all of these unvested options will vest.

Benefits During the first 90 days of employment, you will not be eligible to participate in any benefits generally provided to employees except for health and dental insurance, which will be provided subject to the terms and conditions of that coverage. After the first 90 days of employment, you will be eligible to receive such benefits as are generally provided to other employees in accordance with Company policy as in effect from time to time. The Company retains the right to change, add or cease any particular benefit. You will begin to accrue vacation at a rate which will provide you with three weeks vacation annually.

Severance Should Number Nine terminate you for reasons other than for cause we will continue to pay you a base salary, annualized at $150,000 for a period of six months and your health insurance for the same period. Except for the foregoing, you shall have no rights to continued pay, benefits or any other compensation beyond the termination date.

Confidentiality The Company considers the protection of its confidential information and proprietary materials to be very important. Therefore, as a condition of your employment, you and the Company will become parties to a confidentiality agreement substantially in the form of Attachment A to this letter (the "Confidentiality Agreement").

General This letter, together with the Confidentiality Agreement, will constitute our entire agreement as to your employment by the Company and will supersede any prior agreements or understandings, either in writing or oral. This letter shall be governed by the laws of the Commonwealth of Massachusetts.

You may accept this offer of employment and the terms and conditions thereof by signing the enclosed additional copy of this letter and the Confidentiality Agreement, which execution will evidence your agreement with the terms and conditions set forth herein and therein, and returning them to the Company.
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This offer will expire on November 21, 1996, unless accepted by you prior to such date.

Sincerely,
NUMBER NINE VISUAL TECHNOLOGY CORPORATION



________________________________________________________________________________
NAME, TITLE


Accepted and agreed:



__________________________________         Date: ___________________